Registration Statement No. 333-177923
Dated November 14, 2011
Rule 424(b)(2)

Prospectus

Debt Securities
Warrants
Units
Purchase Contracts

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

These securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated November 14, 2011

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in the prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements, together with one or more pricing supplements, index supplements, underlying supplements, product supplements and/or other type of offering document or supplement (together referred to herein as a “prospectus supplement”) that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 1 of this prospectus.

Following the initial distribution of an offering of securities, J.P. Morgan Securities LLC and other affiliates of ours and, if applicable, other third-party broker dealers may offer and sell those securities in the course of their businesses as broker dealers. J.P. Morgan Securities LLC and other affiliates of ours and, if applicable, other third-party broker dealers may act as principal or agent in these transactions. This prospectus and the accompanying prospectus supplement will also be used in connection with those transactions. Sales in any of those transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or the accompanying prospectus supplement, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of JPMorgan Chase & Co. since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

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Table of Contents

In this prospectus, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co. and not to any of its subsidiaries, except where the context otherwise requires or as otherwise indicated.

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Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other materials that are filed through the Commission’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System or any successor thereto. This website can currently be accessed at http://www.sec.gov. You can find information we have filed with the SEC by reference to file number 001-05805.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to incorporate by reference much of the information we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (in each case, other than those documents or the portions of those documents not deemed to be filed) until we complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

(a) our Annual Report on Form 10-K for the year ended December 31, 2010;

(b) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

(c) our Current Report on Form 8-K filed on November 4, 2011 containing revisions to the information contained in our Annual Report on Form 10-K for the year ended December 31, 2010 which reflect changes in our business segments that became effective July 1, 2011;

(d) our Current Report on Form 8-K filed on November 4, 2011 containing revisions to the information contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 which reflect changes in our business segments that became effective July 1, 2011;

(e) our Current Report on Form 8-K filed on November 4, 2011 containing revisions to the information contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 which reflect changes in our business segments that became effective July 1, 2011;

(f) our Current Reports on Form 8-K filed on January 14, 2011 (only with respect to the Form 8-K filed pursuant to Items 2.02 and 9.01), February 24, 2011, March 18, 2011, March 23, 2011, March 24, 2011 (two Form 8-Ks), April 13, 2011 (only with respect to the Form 8-K filed pursuant to Items 2.02 and 9.01), April 14, 2011, April 29, 2011 (two Form 8-Ks), May 10, 2011, May 23, 2011, May 24, 2011, June 16, 2011, June 21, 2011, June 29, 2011, July 14, 2011 (only with respect to the Form 8-K filed pursuant to Items 2.02 and 9.01), July 21, 2011, July 27, 2011, August 5, 2011, August 10, 2011, August 24, 2011, September 26, 2011, October 13, 2011 (only with respect to the Form 8-K filed pursuant to Items 2.02 and 9.01), October 26, 2011 and November 8, 2011.

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We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request, at no cost to you, a copy of these documents by writing or telephoning us at: Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017-2070 (Telephone: (212) 270-4040).

JPMorgan Chase & Co.

JPMorgan Chase & Co., which we refer to as “JPMorgan Chase,” “we” or “us,” is a leading global financial services firm and one of the largest banking institutions in the United States, with $2.3 trillion in assets, $182.3 billion in total stockholders’ equity and operations in more than 60 countries as of September 30, 2011. JPMorgan Chase is a leader in investment banking, financial services for consumers and small business, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, JPMorgan Chase serves millions of customers in the U.S. and many of the world’s most prominent corporate, institutional and government clients.

JPMorgan Chase is a financial holding company and was incorporated under Delaware law on October 28, 1968. JPMorgan Chase’s principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national bank with branches in 23 states, and Chase Bank USA, National Association, a national bank that is JPMorgan Chase’s credit card issuing bank. JPMorgan Chase’s principal nonbank subsidiary is J.P. Morgan Securities LLC, our U.S. investment banking firm.

The principal executive office of JPMorgan Chase is located at 270 Park Avenue, New York, New York 10017-2070, U.S.A., and its telephone number is (212) 270-6000.

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Consolidated Ratios of Earnings to Fixed Charges

	Nine Months Ended September 30,	Year Ended December 31,
	2011	2010	2009	2008(1)	2007	2006
Excluding Interest on Deposits	3.72	3.51	2.47	1.17	1.95	1.93
Including Interest on Deposits	2.98	2.87	2.02	1.10	1.50	1.52

(1) On September 25, 2008, we acquired the banking operations of Washington Mutual Bank. On May 30, 2008, we merged with The Bear Stearns Companies Inc. Each of these transactions was accounted for as a purchase, and their respective results of operations are included in our results from each respective transaction date.

For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

Use of Proceeds

We will use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, in connection with hedging our obligations under the securities, or for any other purpose described in the applicable prospectus supplement. General corporate purposes may include additions to working capital, repayment of debt, investments in or extensions of credit to our subsidiaries, or redemptions or repurchases of our stock. We may temporarily invest the net proceeds or use them to repay short term debt until they are used for their stated purpose.

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Important Factors That May Affect Future Results

From time to time, we have made and will make forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe,” or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, circumstances, results or aspirations. Our disclosures in this prospectus, any prospectus supplement and any documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We also may make forward-looking statements in other documents filed or furnished with the SEC. In addition, our senior management may make forward-looking statements orally to analysts, investors, representatives of the media and others.

All forward-looking statements are, by their nature, subject to risks and uncertainties, many of which are beyond our control. JPMorgan Chase’s actual future results may differ materially from those set forth in our forward-looking statements. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ from those in the forward-looking statements:

•	local, regional and international business, economic and political conditions and geopolitical events;
•	changes in financial services regulation;
•	changes in trade, monetary and fiscal policies and laws;
•	securities and capital markets behavior, including changes in market liquidity and volatility;
•	changes in investor sentiment or consumer spending or savings behavior;
•	our ability to manage our liquidity effectively;
•	credit ratings assigned to us or our subsidiaries;
•	our reputation;
•	our ability to deal effectively with an economic slowdown or other economic or market difficulty;
•	technology changes instituted by us, our counterparties or competitors;
•	mergers and acquisitions, including our ability to integrate acquisitions;
•	our ability to develop new products and services, and the extent to which products or services previously sold by us require us to incur liabilities or absorb losses not contemplated at their initiation or origination;
•	acceptance of our new and existing products and services by the marketplace and our ability to increase market share;
•	our ability to attract and retain employees;
•	our ability to control expense;
•	competitive pressures;
•	changes in the credit quality of our customers and counterparties;
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•	adequacy of our risk management framework;
•	changes in laws and regulatory requirements;
•	adverse judicial proceedings;
•	changes in applicable accounting policies;
•	our ability to determine accurate values of certain assets and liabilities; and
•	occurrence of natural or man-made disasters or calamities or conflicts, including any effect of any such disasters, calamities or conflicts on our power generation facilities and our other commodity-related activities.

Additional factors that may cause future results to differ materially from forward-looking statements can be found in portions of our periodic and current reports filed with the SEC and incorporated by reference in this prospectus. These factors include, for example, those discussed under the caption “Risk Factors” in our most recent annual and quarterly reports, to which reference is hereby made.

Any forward-looking statements made by or on behalf of us in this prospectus, any applicable prospectus supplement or in a document incorporated by reference into this prospectus speak only as of the date of this prospectus, the prospectus supplement or the document incorporated by reference, as the case may be. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

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Description of Debt Securities

General

The following description of the terms of the debt securities contains certain general terms that may apply to the debt securities. The specific terms of any debt securities will be described in one or more prospectus supplements relating to those debt securities.

The debt securities will be issued under an Indenture dated May 25, 2001, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee (as has been and as may be further supplemented from time to time, the “Indenture”).

We have summarized below the material provisions of the Indenture and the debt securities issued under the Indenture, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the Indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities issued under it. Where appropriate, we use parentheses to refer you to the particular sections of the Indenture. Any reference to particular sections or defined terms of the Indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

The debt securities will be our direct, unsecured general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt.

The Indenture does not limit the aggregate principal amount of debt securities that may be issued under it. The Indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time. (Section 2.03) The Indenture allows us to reopen a previous issue of a series of debt securities and issue additional debt securities of that issue.

We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a shareholder in any distribution of assets of any subsidiary (and thus the ability of holders of the debt securities to benefit as our creditors from such distribution) is junior to creditors of that subsidiary. Claims of creditors of our subsidiaries include:

•	substantial amounts of long term debt;
•	deposit liabilities;
•	federal funds purchased;
•	securities sold under repurchase agreements; and
•	short term borrowings.

In addition, various statutes and regulations restrict some of our subsidiaries from paying dividends or making loans or advances to us. These restrictions could prevent those subsidiaries from paying the cash to us that we need in order to pay you. These restrictions include:

•	the net capital requirements under the Securities Exchange Act of 1934, as amended, and the rules of some exchanges and other regulatory bodies, which apply to J.P. Morgan Securities LLC and other broker-dealer affiliates, and
•	banking regulations, which apply to JPMorgan Chase Bank, National Association, Chase Bank USA, National Association and other of our banking subsidiaries.
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We may issue debt securities from time to time in one or more series. (Section 2.03) The debt securities may be denominated and payable in U.S. dollars or foreign currencies. (Section 2.03) We may also issue debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, interest rates, swap rates, securities or baskets of securities, commodity prices, indices, basket of indices, or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. The debt securities may also be issued as original issue discount debt securities, which will bear no interest or bear interest at below market rates and will be sold at a discount to their stated principal amount. In addition, we may issue debt securities as part of units issued by us, as described in “—Description of Units” below. All references in this prospectus, or any prospectus supplement to other amounts will include premium, if any, other cash amounts payable under the Indenture, if any, and the delivery of securities or baskets of securities under the terms of the debt securities.

The debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.

The prospectus supplement relating to a particular series of debt securities being offered will specify the particular terms of, and other information relating to, those debt securities.

Holders may present debt securities for exchange or transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the Indenture. (Section 2.08)

If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See “Forms of Securities.”

We will generally have no obligation to repurchase, redeem, or change the terms of the debt securities upon any event (including a change in control) that might have an adverse effect on our credit quality.

Events of Default and Waivers

An “Event of Default” with respect to a series of debt securities issued under the Indenture is defined in the Indenture as:

•	default for 30 days in the payment of interest on any debt securities of that series;
•	default in the payment of principal or other amounts payable on any debt securities of that series when due, at maturity, upon redemption, by declaration, or otherwise;
•	failure by us for 90 days to perform any other covenants or warranties contained in the Indenture applicable to that series after notice has been given by holders of at least 25% in aggregate principal amount of the outstanding securities of all series affected thereby;
•	certain events of our bankruptcy, insolvency, winding up or liquidation, whether voluntary or involuntary; and
•	any other event of default provided in the applicable supplemental indentures to the Indenture or form of security. (Section 5.01)

If a default in the payment of principal, interest or other amounts payable on the debt securities, or in the performance of any covenant or agreement, or in a manner provided in the applicable supplemental indentures to the Indenture or form of security, with respect to one or more (but in the case of a default in performance of a covenant or agreement, or in a manner provided in a supplemental indenture or form of security, less than all) series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding,

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treated as one class, may declare the principal of all outstanding debt securities of such series and any interest accrued thereon, to be due and payable immediately. If a default in the performance of any covenant or agreement with respect to all series of debt securities, or due to specified events of our bankruptcy, insolvency, winding up or liquidation, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of all debt securities then outstanding, voting as a single class, may declare the principal of all outstanding debt securities and any interest accrued thereon, to be due and payable immediately. Subject to certain conditions such declarations may be annulled and past defaults may be waived by the holders of a majority in principal amount of the outstanding debt securities of the series affected. (Sections 5.01 and 5.10)

An Event of Default with respect to one series of debt securities does not necessarily constitute an Event of Default with respect to any other series of debt securities. The Indenture requires the trustee to provide notice of default with respect to the debt securities within 90 days, unless the default is cured, but provides that the trustee may withhold notice to the holders of the debt securities of any default if the trustee determines in good faith that it is in the interest of the holders of the debt securities of the applicable series to do so. The trustee may not withhold notice of a default in the payment of principal of, interest on or any other amounts due under, such debt securities. (Section 5.11)

The Indenture provides that the holders of a majority in principal amount of outstanding debt securities of each series affected, voting as a single class, may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. The trustee may decline to act if the direction is contrary to law and in certain other circumstances set forth in the Indenture. (Section 5.09) The trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of the holders of debt securities unless the holders offer the trustee security or indemnity satisfactory to it against expenses and liabilities. (Section 6.02(d))

No holder of any debt security of any affected series has the right to institute any action for remedy unless such holder has previously given to the trustee written notice of default and the trustee has failed to take action for 60 days after the holders of not less than 25% in aggregate principal amount of the debt securities of such series make written request upon the trustee to institute such action and have offered reasonable indemnity in connection with the same. (Section 5.06)

The Indenture requires us to file annually with the trustee a written statement as to whether or not we have knowledge of a default. (Section 3.05)

Discharge, Defeasance and Covenant Defeasance

Discharge of Indenture. The Indenture will cease to be of further effect with respect to debt securities of any series, except as to rights of registration of transfer and exchange, substitution of mutilated, defaced, lost or stolen debt securities, rights of holders to receive principal, interest or other amounts payable under the debt securities on the due date thereof (but not upon acceleration), rights and immunities of the trustee and rights of holders with respect to property deposited pursuant to the following provisions, and our obligation to maintain an office for payments, if at any time:

•	we have paid the principal, interest and any other amounts payable under the debt securities of such series as and when due;
•	we have delivered to the trustee or the applicable paying agent for cancellation all debt securities of such series; or
•	the debt securities of such series not delivered to the trustee or the applicable paying agent for cancellation have become due and payable, or will become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee or the applicable paying agent for the giving of notice of redemption, and we have irrevocably deposited with the trustee or the applicable paying agent as trust funds the entire amount in cash or , in the case of securities payable in dollars, U.S. government obligations sufficient to pay all
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amounts due with respect to such debt securities on or after the date of such deposit, including at maturity or upon redemption of all such debt securities, including principal, interest and other amounts, and any mandatory sinking fund payments, on the dates on which such payments are due and payable. (Section 10.01)

The trustee, on our demand accompanied by an officers’ certificate and an opinion of counsel and at our cost and expense, will execute proper instruments acknowledging such satisfaction of and discharging the Indenture with respect to such series.

Defeasance of a Series of Securities at Any Time. We may also discharge all of our obligations, other than those obligations that survive as referred to under “Discharge of Indenture” above, under any series of debt securities at any time, which we refer to as “defeasance.”

We may be released with respect to any outstanding series of debt securities from the obligations imposed by Article 9 of the Indenture, which contains the covenant described below limiting consolidations, mergers and asset sales, and elect not to comply with that provision without creating an Event of Default. Discharge under these procedures is called “covenant defeasance.”

Defeasance or covenant defeasance may be effected only if, among other things:

•	we irrevocably deposit with the trustee or the applicable paying agent cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of, interest on, other amounts due under, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased;
•	we deliver to the trustee an opinion of counsel to the effect that:
•	the beneficial owners of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and
•	the beneficial owners will be subject to United States federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit and defeasance or covenant defeasance, as the case may be, had not occurred (in the case of a defeasance, the opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law); and
•	in the case of a covenant defeasance, no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing on the date of our deposit with the trustee of cash or U.S. government obligations, as applicable, or, with respect to certain Events of Default, at any time during the period ending on the 91st day after the date of such deposit; and
•	in the case of a covenant defeasance, the covenant defeasance will not cause the trustee to have a conflicting interest for purposes of the Trust Indenture Act of 1939 with respect to any of our debt securities; and
•	in the case of a covenant defeasance, the covenant defeasance will not cause any debt securities then listed on a national securities exchange to be delisted; and
•	the defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which we are a party or by which we are bound. (Section 10.01)
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Modification of the Indenture

The Indenture contains provisions permitting us and the trustee to modify the Indenture or the rights of the holders of debt securities with the consent of the holders of not less than a majority in principal amount of each outstanding series of debt securities affected by the modification. Each holder of an affected debt security must consent to a modification that would:

•	extend the final maturity date of the principal of, or of any interest on, or other amounts payable under any debt security;
•	reduce the principal amount of, rate of interest on, or any other amounts due under any debt security;
•	change the currency or currency unit of payment of any debt security or certain provisions of the indenture applicable to debt securities in foreign currencies;
•	change the method in which amounts of payments of principal, interest or other amounts are determined on any debt security;
•	reduce any amount payable upon redemption of any debt security;
•	adversely affect the terms on which debt securities are convertible into or exchangeable or payable in other securities, instruments, contracts, currencies, commodities or other forms of property,
•	impair the right of a holder to institute suit for the payment of or, if the debt securities provide, any right of repurchase at the option of the holder of a debt security; or
•	reduce the percentage of debt securities of any series, the consent of the holders of which is required for any modification. (Section 8.02)

The Indenture also permits us and the trustee to amend the Indenture in certain circumstances without the consent of the holders of debt securities to evidence our merger or the replacement of the trustee, to cure any ambiguity or to correct or supplement any defective or inconsistent provision, to make other provisions that we deem necessary or desirable and that do not materially and adversely affect the interests of holders of the debt securities and for certain other purposes. (Section 8.01)

Consolidations, Mergers and Sales of Assets

We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any other corporation, unless:

•	either we are the continuing corporation or the successor corporation is a United States corporation which expressly assumes the due and punctual payment of the principal of, any interest on, or any other amounts due under the debt securities and the due and punctual performance and observance of all the covenants and conditions of the Indenture binding upon us, and
•	we or the successor corporation will not, immediately after the merger or consolidation, sale or conveyance, be in default in the performance of any covenant or condition. (Section 9.01)

There are no covenants or other provisions in the Indenture that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of JPMorgan Chase & Co. or a highly leveraged transaction. The merger covenant described above would apply only if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of JPMorgan Chase & Co. or a sale or conveyance of all or substantially all of our assets. However, we may provide specific protections, such as a put right or increased interest, for particular debt securities, which we would describe in the applicable prospectus supplement.

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Concerning the Trustee, Paying Agent, Registrar and Transfer Agent

Our subsidiaries and we have a wide range of banking relationships with the Deutsche Bank Trust Company Americas. The Bank of New York Mellon and, for notes settled through Euroclear Bank S.A./N.V. or Clearstream Banking, société anonyme, Luxembourg, The Bank of New York Mellon, London Branch, will be the paying agents, registrars and transfer agents for debt securities issued under the Indenture.

Debt Securities in Foreign Currencies

Whenever the Indenture provides for an action by, or the determination of, any of the rights of, or any distribution to, holders of debt securities, in the absence of any provision to the contrary, any amount in respect of any debt security denominated in a currency or currency unit other than U.S. dollars may be treated for any such action or distribution as the amount of U.S. dollars that could reasonably be exchanged for such non-U.S. dollar amount. This amount will be calculated as of a date that we specify to the paying agent or, if we fail to specify a date, on a date that the paying agent may determine. (Section 11.11)

Replacement of Debt Securities

At the expense of the holder, we may, in our discretion, replace any debt security that has been mutilated, destroyed, lost or stolen or that is apparently destroyed, lost or stolen. The mutilated debt security must be delivered to the paying agent and the registrar or satisfactory evidence of the destruction, loss or theft of the debt security must be delivered to us, the paying agent, the registrar and the trustee. At the expense of the holder, an indemnity that is satisfactory to us, the paying agent, the registrar and the trustee may be required before a replacement debt security will be issued. (Section 2.09)

Governing Law and Judgments

The debt securities and the indenture will be governed by, and construed in accordance with, the laws of the State of New York. (Section 11.08) In an action involving debt securities denominated in a currency other than U.S. dollars, it is likely that any judgment granted by a U.S. court would be made only in U.S. dollars. However, a New York state statute provides that a New York court will enter a judgment in the denominated currency. Such judgment should then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment.

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Description of Warrants

Offered Warrants

We may issue warrants that are debt warrants, index warrants, currency warrants, interest rate warrants or universal warrants. We may offer any of these warrants separately or together with one or more other types of these warrants or purchase contracts, debt securities issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us, other property or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. Universal warrants issued in the United States may not be so separated prior to the 91st day after the issuance of the unit, unless otherwise specified in the applicable prospectus supplement.

Debt Warrants. We may issue, together with debt securities or separately, warrants for the purchase of debt securities on terms to be determined at the time of sale. We refer to this type of warrant as a “debt warrant.”

Index Warrants. We may issue warrants entitling the holders thereof to receive from us, upon exercise, an amount in cash determined by reference to decreases or increases in the level of a specific index or in the levels (or relative levels) of two or more indices or combinations of indices, which index or indices may be based on one or more stocks, bonds or other securities or securities-based contracts or swaps, one or more interest rates, one or more currencies or currency units, one or more commodities or one or more of any other type of asset or property described in the prospectus supplement, or any combination of the foregoing. We refer to this type of warrant as an “index warrant.”

Currency Warrants. We may also issue warrants entitling the holders thereof to receive from us, upon exercise, an amount in cash determined by reference to decreases or increases in the price or level (or relative price, level or exchange rate) of specified amounts of one or more currencies or currency units. We refer to this type of warrant as a “currency warrant.”

Interest Rate Warrants. We may issue warrants entitling the holders thereof to receive from us, upon exercise, an amount in cash determined by reference to decreases or increases in the yield or closing price of one or more specified debt instruments or in the interest rates, interest rate swap rates, or other rates established from time to time by one or more specified financial institutions (which may include us), or any combination of the foregoing. We refer to this type of warrant as an “interest rate warrant.”

Universal Warrants. We may also issue warrants:

•	to purchase or sell securities issued by us or another entity, securities based on the performance of such entity, securities based on the performance of such entity but excluding the performance of a particular subsidiary or subsidiaries of such entity, a basket of securities, any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, or any combination of the above;
•	to purchase or sell commodities;
•	to purchase or sell any other assets or property; or
•	in such other form as shall be specified in the applicable prospectus supplement.

We refer to the property in the above clauses as “warrant property.” We refer to this type of warrant as a “universal warrant.” We may satisfy our obligations, if any, with respect to any universal warrants by delivering the warrant property or the cash value of the securities or commodities, as described in the applicable prospectus supplement.

The prospectus supplement relating to the warrants being offered will specify the particular terms of, and other information relating to, those warrants.

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Significant Provisions of the Warrant Agreements

We will issue the warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in the prospectus supplement for the warrants. The forms of warrant agreements are filed as exhibits to the registration statement. The following summarizes the significant provisions of the warrant agreements and the warrants and is not intended to be comprehensive. Holders of the warrants should review the detailed provisions of the relevant warrant agreement for a full description and for other information regarding the warrants. In addition, we will describe the specific terms that will apply to the warrants in an accompanying prospectus supplement, which will supplement and, if applicable, may modify or replace the general terms of the warrants described in the following section. If there are any differences between the accompanying prospectus supplement and this prospectus, the prospectus supplement will control.

Modifications without Consent of Warrantholders. We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

•	cure any ambiguity,
•	cure, correct or supplement any defective or inconsistent provision, or
•	amend the terms in any other manner which will not adversely affect the interests of the holders in any material respect.

Modifications with Consent of Warrantholders. We and the warrant agent, with the consent of the holders of not less than a majority in number of the then outstanding warrants affected, may modify or amend the warrant agreement. However, we and the warrant agent may not, without the consent of each affected warrantholder:

•	change the exercise price of the warrants;
•	reduce the amount receivable upon exercise, cancellation or expiration of the warrants other than in accordance with adjustment provisions included in the terms of the warrants;
•	shorten the period of time during which the warrants may be exercised;
•	materially and adversely affect the exercise rights of the owners of the warrants; or
•	reduce the percentage of outstanding warrants the consent of whose owners is required for the modification of the applicable warrant agreement.

Merger, Consolidation, Sale or Other Disposition. If at any time there we merge or consolidate or transfer substantially all of our assets, the successor corporation will succeed to and assume all of our obligations under each warrant agreement and the warrant certificates. We will then be relieved of any further obligation under each of those warrant agreements and the warrants issued under those warrant agreements. See “Description of Debt Securities—Consolidations, Mergers and Sales of Assets.”

Enforceability of Rights of Warrantholders. The warrant agent will act solely as our agent in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce its right, and may institute any proceeding, on its own behalf, to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. Prior to exercise, no holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt securities or any other warrant property that may be purchased upon exercise of the warrants, including, without limitation, the right to receive the payments on those debt securities or other warrant property or to enforce any of the covenants or rights in the Indenture or any other similar agreement.

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Registration and Transfer of Warrants. Subject to the terms of the applicable warrant agreement, warrants in definitive form may be presented for exchange and for registration of transfer, at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request. See “Forms of Securities—Global Securities” for information regarding warrants in global form.

Replacement of Warrants. We will replace any mutilated certificate evidencing a definitive warrant at the expense of the holder upon surrender of that certificate to the warrant agent. We will replace certificates that have been destroyed, lost or stolen at the expense of the holder upon delivery to us and the warrant agent of evidence satisfactory to us and the warrant agent of the destruction, loss or theft of the certificates. In the case of a destroyed, lost or stolen certificate, an indemnity satisfactory to the warrant agent and to us may be required at the expense of the holder of the warrant evidenced by that certificate before a replacement will be issued.

New York Law to Govern. The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

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Description of Units

General

Units will consist of any combination of warrants, purchase contracts, debt securities issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or any other property (which we refer collectively as the “unit property”). The units or units property may impose obligations on the holder, which may be secured by other items of unit property or other assets or security. The applicable prospectus supplement will also describe:

•	the designation and the terms of the units and unit property may be traded separately or as other kinds of units;
•	whether holders of the units will be required to pledge any items to secure performance thereof, such as described in “—Description of Purchase Contracts—Purchase Contracts Issued as Part of Units—Pledge by Purchase Contract Holders to Secure Performance” below;
•	any additional terms of the applicable unit agreement;
•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the unit property constituting the units; and
•	any applicable United States federal income tax consequences.

The terms and conditions described under “—Description of Debt Securities,” “—Description of Warrants,” “—Description of Purchase Contracts,” and those described below, under “—Significant Provisions of the Unit Agreement” will apply to each unit and to any unit property consisting of warrants, purchase contracts, debt securities issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property, as applicable, unless otherwise specified in the applicable prospectus supplement.

Significant Provisions of the Unit Agreement

We will issue the units under one or more unit agreements, each referred to as a unit agreement, to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement for the units. The form of unit agreement is incorporated by reference as an exhibit to the registration statement. The following summarizes the significant provisions of the unit agreements and the units and is not intended to be comprehensive. Holders of the units should review the detailed provisions of the relevant unit agreement for a full description and for other information regarding the units. In addition, we will describe the specific terms that will apply to the units in an accompanying prospectus supplement, which will supplement and, if applicable, may modify or replace the general terms of the units described in the following section. If there are any differences between the accompanying prospectus supplement and this prospectus, the prospectus supplement will control.

Remedies. The unit agent will act solely as our agent in connection with the units governed by the unit agreement and will not assume any obligation or relationship of agency or trust for or with any holders of units or interests in those units. Any holder of units or interests in those units may, without the consent of the unit agent or any other holder or beneficial owner of units, enforce, and may institute any proceeding against us, on its own behalf, its rights under the unit agreement. However, the holders of units or interests in those units may only enforce their rights under the unit property underlying those units and the applicable purchase contract agreement in accordance with the terms of the Indenture, the applicable warrant agreement and the applicable purchase contract agreement.

Modification Without Consent of Holders. We and the unit agent may amend or supplement the unit agreement and the terms of the purchase contracts and the purchase contract certificates without the consent of the holders to:

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•	cure any ambiguity;
•	cure, correct or supplement any defective or inconsistent provision in the agreement; or
•	amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interest of the affected holders of units in any material respect.

Modification with Consent of Holders. We and the unit agent, with the consent of the holders of not less than a majority of units at the time outstanding, may modify or amend the rights of the affected holders of the affected units and the terms of the unit agreement. However, we and the unit agent may not, without the consent of each affected holder of units, make any modifications or amendments that would:

•	materially and adversely affect the exercise rights of the affected holders, or
•	reduce the percentage of outstanding units the consent of whose owners is required to consent to a modification or amendment of the unit agreement.

Modifications of any debt securities issued pursuant to the Indenture and included in units may only be made in accordance with the Indenture, as described under “—Description of Debt Securities—Modification of the Indenture” Modifications of any warrants included in units may only be made in accordance with the terms of the applicable warrant agreement as described under “—Description of Warrants—Significant Provisions of the Warrant Agreement.”

Merger, Consolidation, Sale or Conveyance. The unit agreement provides that we will not merge or consolidate with any other person and will not sell or convey all or substantially all of our assets to any person unless:

•	we will be the continuing corporation; or
•	the successor corporation or person that acquires all or substantially all of our assets:
•	will be a corporation organized under the laws of the United States, a state of the United States or the District of Columbia;
•	will assume due and punctual performance of all of our obligations under the unit agreement; and
•	immediately after the merger, consolidation, sale or conveyance, we, that person or that successor corporation will not be in default in the performance of the covenants and conditions of the unit agreement applicable to us.

Replacement of Unit Certificates. We will replace any mutilated certificate evidencing a definitive unit at the expense of the holder upon surrender of that certificate to the unit agent. We will replace certificates that have been destroyed, lost or stolen at the expense of the holder upon delivery to us and the unit agent of evidence satisfactory to us and the unit agent of the destruction, loss or theft of the certificates. In the case of a destroyed, lost or stolen certificate, an indemnity satisfactory to the unit agent and to us may be required at the expense of the holder of the units evidenced by that certificate before a replacement will be issued.

Title. We, the unit agent, the trustee, the warrant agent and any of their agents will treat the registered holder of any unit as its owner, notwithstanding any notice to the contrary, for all purposes.

New York Law to Govern. The unit agreement and the units will be governed by, and construed in accordance with, the laws of the State of New York.

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Description of Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more items of unit property for the purchase or sale of, or settlement in cash based on the value of:

•	securities issued by us or by an entity affiliated or not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above;
•	currencies;
•	commodities; or
•	other property.

We refer to this property in the above clauses as “purchase contract property.”

Each purchase contract will obligate the holder to purchase or sell, and obligate us to sell or purchase, on a specified date or dates, the purchase contract property at a specified price or prices, or cash in lieu of such purchase contract property, all as described in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell the purchase contract property and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

Purchase Contracts Issued as Part of Units

Purchase contracts issued as part of a unit will be governed by the terms and provisions of a unit agreement. See “—Description of Units—Significant Provisions of the Unit Agreement.” The accompanying prospectus supplement will specify the following:

•	whether the purchase contract obligates the holder to purchase or sell the purchase contract property;
•	whether and when a purchase contract issued as part of a unit may be separated from the other securities constituting part of that unit prior to the purchase contract’s settlement date;
•	the methods by which the holders may purchase or sell the purchase contract property;
•	any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract;
•	whether the purchase contracts will be issued in definitive or global form, although, in any case, the form of a purchase contract included in a unit will correspond to the form of the unit and of any debt security, warrant or other security included in that unit; and
•	any applicable United States federal income tax consequences.

Holders of the purchase contracts should review the detailed provisions of the relevant unit agreement for a full description and for other information regarding the purchase contracts. In addition, we will describe the specific terms that will apply to the purchase contracts in an accompanying prospectus supplement, which will supplement and, if applicable, may modify or replace the general terms of the purchase contracts described in the following section. If there are any differences between the accompanying prospectus supplement and this prospectus, the prospectus supplement will control.

Settlement of Purchase Contracts. Where purchase contracts issued together with debt securities or debt obligations as part of a unit require the holders to buy purchase contract property, the unit agent may apply principal payments from the debt securities or debt obligations in satisfaction of the holders obligations under the related purchase contract as specified in the prospectus supplement. The unit agent will not so apply the principal payments if the holder has delivered cash to meet its obligations under the purchase contract. To settle the purchase contract and receive the purchase contract property,

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the holder must present and surrender the unit certificates at the office of the unit agent. If a holder settles its obligations under a purchase contract that is part of a unit in cash rather than by delivering the debt security or debt obligation that is part of the unit, that debt security or debt obligation will remain outstanding, if the maturity extends beyond the relevant settlement date and, as more fully described in the applicable prospectus supplement, the holder will receive that debt security or debt obligation or an interest in the relevant global debt security.

Pledge by Purchase Contract Holders to Secure Performance. To secure the obligations of the purchase contract holders contained in the unit agreement and in the purchase contracts, the holders, acting through the unit agent, as their attorney-in-fact, will assign and pledge the items in the following sentence, which we refer to as the “pledge,” to JPMorgan Chase Bank, National Association, in its capacity as collateral agent, for our benefit. Except as otherwise described in the applicable prospectus supplement, the pledge is a security interest in, and a lien upon and right of set-off against, all of the holders’ right, title and interest in and to:

•	all or any portion of the debt securities, debt obligations or other securities that are, or become, part of units that include the purchase contracts, or other property as may be specified in the applicable prospectus supplement, which we refer to as the “pledged items”;
•	all additions to and substitutions for the pledged items as may be permissible, if so specified in the applicable prospectus supplement;
•	all income, proceeds and collections received or to be received, or derived or to be derived, at any time from or in connection with the pledged items described in the two immediately preceding clauses above; and
•	all powers and rights owned or thereafter acquired under or with respect to the pledged items.

The pledge constitutes collateral security for the performance when due by each holder of its obligations under the unit agreement and the applicable purchase contract. Except as otherwise described in the applicable prospectus supplement, the collateral agent will forward all payments from the pledged items to us, unless the payments have been released from the pledge in accordance with the unit agreement. If the terms of the unit so provide, we will use the payments received from the pledged items to satisfy the obligations of the holder of the unit under the related purchase contract.

Property Held in Trust by Unit Agent. If a holder fails to settle its obligations under a purchase contract that is part of a unit and fails to present and surrender its unit certificate to the unit agent when required, that holder will not receive the purchase contract property. Instead, the unit agent will hold that holder’s purchase contract property, together with any distributions, as the registered owner in trust for the benefit of the holder until the holder presents and surrenders the certificate or provides satisfactory evidence that the certificate has been destroyed, lost or stolen. The unit agent or JPMorgan Chase & Co. may require an indemnity from the holder for liabilities related to any destroyed, lost or stolen certificate. If the holder does not present the unit certificate, or provide the necessary evidence of destruction or loss and indemnity, on or before the second anniversary of the settlement date of the related purchase contract, the unit agent will pay to us the amounts it received in trust for that holder. Thereafter, the holder may recover those amounts only from us and not the unit agent. The unit agent will have no obligation to invest or to pay interest on any amounts it holds in trust pending distribution.

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Forms of Securities

Each debt security, warrant, unit and purchase contract will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both definitive securities and global securities will be issued only in registered form, where our obligation runs to the holder of the security named on the face of the security or, if a registry is kept, the registered owner of the note in the registry, and not in bearer form, where our obligation would run to the bearer of the security. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Registered global securities name a depositary or its common depositary or nominee as the owner of the debt securities, warrants, units or purchase contracts represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Book-Entry System

General. Unless otherwise specified in the relevant prospectus supplement, the securities will be initially issued in the form of one or more fully registered global securities that will be deposited with or on behalf of one or more depositaries, including, without limitation, The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear”) and/or Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”) and will be registered in the name of such depositary or its common depositary or nominee. Under these circumstances, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the common depositaries or the nominees of the depositary or any successors of the depositary or those common depositaries or nominees.

The securities may be accepted for clearance by DTC, Euroclear and Clearstream, Luxembourg. Unless otherwise specified in the relevant prospectus supplement, the initial distribution of the securities will be cleared through DTC only. Under these circumstances, beneficial interests in the registered global securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including, as applicable, Euroclear and Clearstream Luxembourg.

The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

So long as the depositary, or its common depositary or nominee, is the registered owner of a registered global security, that depositary or its common depositary or nominee, as the case may be, will be considered the sole owner and holder of the securities represented by the registered global security for all purposes under the Indenture, warrant agreement, unit agreement or purchase contract, as applicable. Except as described below, owners of beneficial interests in a registered global security will not be

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entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the Indenture, warrant agreement, unit agreement or purchase contract, as applicable. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the Indenture, warrant agreement, unit agreement or purchase contract, as applicable. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the Indenture, warrant agreement, unit agreement or purchase contract, as applicable, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

The Clearing Systems. DTC, Euroclear and Clearstream, Luxembourg, as applicable, have advised us as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities deposited with it by its participants, and it facilitates the settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers (including agents), banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org. We make no representation or warranty as to the accuracy or completeness of the information displayed on such website, and such information is not incorporated by reference herein and should not be considered a part of this prospectus.

Euroclear holds securities for its participants and clears and settles transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including safekeeping, administration, clearance and settlement and securities lending and borrowing, and interfaces with domestic markets in several countries. Securities clearance accounts and cash accounts with Euroclear are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable law (collectively, the “Euroclear Terms and Conditions”). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Clearstream, Luxembourg is incorporated under the laws of The Grand Duchy of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its participants, among other things, services for safekeeping,

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administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. Clearstream, Luxembourg has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

Payments on Registered Global Securities. Principal, interest payments on debt securities, other amounts due under debt securities and any payments to holders with respect to warrants, units or purchase contracts, represented by a registered global security registered in the name of a depositary or its common depositary or nominee will be made to the depositary or its common depositary or nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustees, the warrant agents, the unit agents or any of our other agents, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, interest, other amounts or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street name,” and will be the responsibility of those participants.

Global Clearance and Settlement Procedures. You will be required to make your initial payment for the securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System, or any successor thereto. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by a U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Investors should be aware that they will be able to make and receive deliveries, payments and other communications involving the securities through Clearstream, Luxembourg and Euroclear only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the securities, or to receive or make a payment or delivery of the securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

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Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Issuance of Definitive Securities. If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be either a clearing agency registered under the Securities Exchange Act of 1934 and any other applicable statute or regulation or a foreign clearing agency regulated by a foreign financial authority as defined in Section 3(a)(52) of the Securities Exchange Act of 1934, including, without limitation, Clearstream, Luxembourg and Euroclear, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, the Indenture permits us at any time and in our sole discretion to decide not to have any of the securities issued under it represented by one or more registered global securities. However, The Depository Trust Company, New York, New York has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global securities at the request of each DTC participant. We will issue securities in definitive form in exchange for the registered global security or all the securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Form of Securities Included in Units

The form of any warrant included in a unit will correspond to the form of the unit and of any other security included in that unit.

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Plan of Distribution (Conflicts of Interest)

We may sell the debt securities, warrants, units or purchase contracts:

•	through agents;
•	through underwriters;
•	through dealers; and
•	directly to purchasers, any of whom may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

If we offer and sell securities through an agent, that agent will be named, and any commissions payable to that agent by us, will be set forth in the prospectus supplement. Any agent will be acting on a best efforts basis. An agent may be deemed to be an underwriter under the federal securities laws.

If underwriters are used in the sale of the securities, we will sign an underwriting agreement with them. The underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions and that the underwriters will be obligated to purchase all of the securities if any are purchased. Underwriters will buy the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by the managing underwriters. The name of the managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement. The underwriters named in the prospectus supplement will be the only underwriters for the securities offered by that prospectus supplement.

If a dealer is utilized in the sale of securities, we will sell those securities to the dealer, as principal or as agent for its customers. The dealer may resell those securities to the public at varying prices to be determined by the dealer at the time of resale. A dealer may be deemed to be an underwriter of those securities under the federal securities laws. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement.

Our net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through an agent — in each case, less other expenses attributable to issuance and distribution.

In order to facilitate the offering of these securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the underwriters under any overallotment option. The underwriters can close out a covered short sale by exercising the overallotment option or purchasing these securities in the open market. In determining the source of securities to close out a covered short sale, the underwriters will consider, among other things, the open market price of these securities compared to the price available under the overallotment option. The underwriters may also sell these securities or any other securities in excess of the overallotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering.

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As an additional means of facilitating the offering, the underwriters may bid for, and purchase, these securities or any other securities in the open market to stabilize the price of these securities or of any other securities. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities. Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We may agree to indemnify agents, underwriters, or dealers against certain liabilities, including liabilities under the securities laws, or to contribute to payments that agents, underwriters, or dealers may be required to make. Agents, underwriters and dealers may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may directly solicit offers to purchase securities, and we may sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the securities laws. The terms of any such sales will be described in the prospectus supplement.

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of securities to hedge their position, deliver this prospectus in connection with some or all of those sales and use the securities covered by this prospectus to close out any loan of securities or short position created in connection with those sales. We may also sell securities short using this prospectus and deliver securities covered by this prospectus to close out any loan of securities or such short positions, or loan or pledge securities to financial institutions that in turn may sell the securities using this prospectus. We may pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

If so indicated in the applicable prospectus supplement, one or more firms, including J.P. Morgan Securities LLC which we refer to as “remarketing firms,” may also offer or sell the securities in connection with a remarketing arrangement upon their purchase. Remarketing firms may act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repurchase pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may authorize agents, underwriters, and dealers to solicit offers by certain institutions to purchase the securities from us at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future and on terms described in the prospectus supplement. These contracts will be subject only to those conditions described in the prospectus supplement, and the prospectus supplement will state the commission payable for solicitation of these offers. Institutions with whom delayed delivery contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be institutions which we have approved.

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These contracts will be subject only to the conditions that:

•	the underwriters purchase the securities at the time of the contract; and
•	the purchase is not prohibited under the laws of any jurisdiction in the United States to which the purchase is subject.

We will pay a commission, as indicated in the prospectus supplement, to agents and dealers soliciting purchases of securities pursuant to delayed delivery contracts that we have accepted.

This prospectus and related prospectus supplement may be used by direct or indirect wholly owned subsidiaries of ours, including J.P. Morgan Securities LLC in connection with offers and sales related to secondary market transactions in the securities. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

Following the initial distribution of any of the securities, our affiliates may offer and sell these securities in the course of their business as broker dealers. Our affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. None of our affiliates is obligated to make a market in any of these securities and may discontinue any market making activities at any time without notice.

Underwriting discounts and commissions on securities sold in the initial distribution will not exceed 8% of the offering proceeds.

Conflicts of Interest

We own, directly or indirectly, all of the outstanding equity securities of J.P. Morgan Securities LLC. The net proceeds received from the sale of the securities may be used, in part, by J.P. Morgan Securities LLC or one of its affiliates in connection with hedging our obligations under the securities. The offer and sale of the securities by an affiliate of ours will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in a public offering of securities of an affiliate. In accordance with FINRA Rule 5121, neither J.P. Morgan Securities LLC nor any other affiliated underwriter, agent or dealer of ours may sell the securities to any of its discretionary accounts without the prior specific written approval of the customer.

Independent Registered Public Accounting Firm

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to JPMorgan Chase’s Current Report on Form 8-K dated November 4, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of JPMorgan Chase for the three-month periods ended March 31, 2011 and 2010, the three and six-month periods ended June 30, 2011 and 2010 and the three and nine-month periods ended September 30, 2011 and 2010 incorporated in this prospectus by reference to JPMorgan Chase’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and Current Reports on Forms 8-K dated November 4, 2011 for the quarters ended March 31, 2011 and June 30, 2011, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information.  However, their separate reports dated (i) May 6, 2011, except for the changes in the composition of business segments discussed in Note 24, as to which the date is November 4, 2011,  (ii) August 5, 2011, except for the changes in the composition of business segments discussed in Note 24 for which the date is November 4, 2011, and (iii) November 4, 2011, also incorporated by reference in this prospectus, state that they did not audit and they do not express an opinion on that unaudited financial information.  Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review

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procedures applied.  PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their reports on the unaudited financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

Legal Matters

The validity of the securities will be passed upon for JPMorgan Chase & Co. by Simpson Thacher & Bartlett LLP. The validity of certain of the securities will be passed upon for JPMorgan Chase & Co. by Davis Polk & Wardwell LLP, as special products counsel, or by Sidley Austin llp, as special products counsel. Davis Polk & Wardwell LLP will also pass upon certain legal matters relating to the securities for the agents. Each of Simpson Thacher & Bartlett LLP, Davis Polk & Wardwell LLP and Sidley Austin llp has in the past represented JPMorgan Chase & Co. and its affiliates and continues to represent JPMorgan Chase & Co. and its affiliates on a regular basis and in a variety of matters.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless statutory or administrative exemptive relief were available.

In this regard, certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

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Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;
(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;
(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;
(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment is appropriate for, or meets all relevant legal requirements with respect to, investments by Plans or Non-ERISA Arrangements generally or by any particular Plan or Non-ERISA Arrangement.

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